SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                       OMNI Energy Services Corp.
 ------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


 ------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     3)   Per unit price or other underlying value  of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which  the  offsetting fee
     was  paid  previously.   Identify  the previous filing by registration
     statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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


                                  OMNI
                           ENERGY SERVICES CORP.
                        4500 NE EVANGELINE THRUWAY
                         CARENCRO, LOUISIANA 70520


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of OMNI Energy Services Corp.:

     The annual meeting of shareholders of OMNI Energy Services Corp. (the "Company") will be held at the Company's principal executive offices at 4500 NE Evangeline Thruway, Carencro, Louisiana 70520 on Thursday, September 7, 2000, at 9:00 a.m., local time, to consider and vote on:

     1.   The election of directors; and

     2. Such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on August 9, 2000, are entitled to notice of, and to vote at, the annual meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                            By Order of the Board of Directors

                                  /s/ Allen R. Woodard

                                     Allen R. Woodard
                                         SECRETARY
Carencro, Louisiana
August 10, 2000

                        OMNI ENERGY SERVICES CORP.

                        4500 NE EVANGELINE THRUWAY
                         CARENCRO, LOUISIANA 70520

                              AUGUST 10, 2000


                              PROXY STATEMENT

     This Proxy Statement is furnished to shareholders of OMNI Energy Services Corp. (the "Company") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders of the Company to be held on September 7, 2000, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting").

     Only shareholders of record of the Company's common stock, $0.01 par value per share ("Common Stock"), at the close of business on August 9, 2000 are entitled to notice of and to vote at the Meeting. On that date, the Company had 16,008,755 shares of Common Stock outstanding, each of which is entitled to one vote.

     The enclosed proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the shareholder votes in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted for the election of the nominees to the Board listed below.

     This Proxy Statement is first being mailed to shareholders on or about August 10, 2000. The cost of soliciting proxies hereunder will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting.


                           ELECTION OF DIRECTORS

GENERAL

     The Company's By-laws state that the Board shall be comprised of up to eight members, with the exact number to be set by the Board. The Board has currently set the number of directors at six and proxies cannot be voted for more than six nominees. Each director elected at the Meeting will serve a one-year term expiring at the 2001 annual meeting of shareholders. The terms of each of the Company's current directors will expire at the Meeting, and each of the Company's six current directors has been nominated for re-election to the Board.

     Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of each individual named below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's By-laws, directors are elected by plurality vote.

     Article IV E of the Company's Amended and Restated Articles of Incorporation provides certain procedures that shareholders must follow in making director nominations. For any person other than a person nominated by the Board to be eligible for nomination for election as a director, advance notice must be provided to the Secretary of the Company at the Company's principal office not more than 90 days and not less than 45 days in advance of the annual meeting of shareholders; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice will be deemed timely if received at the Company's principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. This notice must state (a) for each nominating shareholder, such shareholder's name and business and residential addresses, the number of shares of Common Stock beneficially owned by such shareholder, and, if requested by the Secretary of the Company, whether such shareholder is the sole beneficial owner of such Common Stock and, if not, the name and address of any other beneficial owner of such Common Stock, and (b) for each proposed nominee, the proposed nominee's name, age and business and residential addresses, the proposed nominee's principal occupation or employment and the number of shares of Common Stock beneficially owned by the proposed nominee, the proposed nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, along with such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been proposed by the Board. No such shareholder nominations have been received for the Meeting.

     The Board has nominated and urges you to vote FOR the re-election of the individuals listed below.

INFORMATION ABOUT THE COMPANY'S DIRECTORS

     The following table sets forth, as of August 9, 2000, certain information about the Company's directors, all of which have been nominated for re-election to the Board:

              DIRECTORS                         AGE
              ---------                         ---
           David A. Jeansonne .................. 39
           John H. Untereker ................... 50
           Allen R. Woodard .................... 38
           Steven T. Stull ..................... 41
           Crichton W. Brown ................... 42
           William W. Rucks, IV ................ 43

     DAVID A. JEANSONNE founded the Company's operations in 1987 and has been Chairman of the Board of the Company and each of its predecessors since their respective inceptions. Additionally, Mr. Jeansonne served as Chief Executive Officer of each of the Company's predecessors since their respective inceptions, and of the Company from its inception until March 1999. Mr. Jeansonne also served as President of the Company from January 1999 until March 1999. Mr. Jeansonne has also been Chairman of the Board, President and Chief Executive Officer of American Aviation Incorporated ("American Aviation") which he co-founded, since its inception in 1995. Mr. Jeansonne has been a director of the Company since September 1997.

     JOHN H. UNTEREKER has been the President and Chief Executive Officer of the Company since July 1999. Previously, he served as the Executive Vice President and Chief Financial Officer of the Company from August 1998 to July 1999. Prior to joining the Company, Mr. Untereker was the senior financial officer at Petroleum Helicopters, Inc. He has held senior management positions at Lend Lease Trucks, Inc. and NL Industries, Inc. Mr. Untereker is a graduate of Williams College (B.A.), Iona College (MBA) and is a CPA. Mr. Untereker has been a director of the Company since August 1998.

     ALLEN R. WOODARD has served as Vice President-Marketing & Business Development of the Company and has held this position with the
Company and its predecessor since July 1996. He was an exploration field inspector with The Louisiana Land & Exploration Company, a natural resources company, from 1988 to 1996. Mr. Woodard is a professional land surveyor and graduated from Nicholls State University in 1987 with a degree in engineering technology. Mr. Woodard has been a director of the Company since September 1997.

     STEVEN T. STULL is a founding partner of Advantage Capital Partners, a series of institutional venture capital funds under common ownership and control, founded in 1992 (collectively, the "Advantage Capital Entities"), and is an executive officer and a director of each of the Advantage Capital Entities. From 1985 through 1993, Mr. Stull was employed by General American Life Insurance Company in various positions, including Vice President of the Securities Division. Mr. Stull graduated from Washington University in 1981 with a B.S. in Business Administration and in 1985 with an M.B.A. and is a chartered financial analyst. Mr. Stull has been a director of the Company since September 1997.

     CRICHTON W. BROWN is an executive officer and a director of each of the Advantage Capital Entities. From 1988 to 1994, Mr. Brown was Senior Vice President and Director-Corporate Development of The Reily Companies, Inc., a private holding company with interests in consumer goods manufacturing and corporate venture capital investing. From 1984 to 1988, Mr. Brown served as principal of Criterion Venture Partners, an institutional venture capital firm. Mr. Brown graduated from Stanford University in 1980 with a B.A. in Business Administration and a B.S. in Engineering Management. He subsequently graduated from the University of Pennsylvania Wharton School of Finance in 1984 with an M.B.A. Mr. Brown has been a director of the Company since September 1997.

     WILLIAM W. RUCKS, IV has been a private venture capitalist-investor since September 1996. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.) from July 1995 until September 1996 and as President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Prior thereto, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as Area Land Manager from 1981 to 1984. Mr. Rucks has been a director of the Company since September 1997 and is also a director of Ocean Energy, Inc.

     During 1999, the Board held eight meetings. Each director attended at least 75% of the aggregate number of meetings held during 1999 of the Board and committees of which he was a member.

BOARD COMMITTEES

     The Board has established an Audit Committee and a Compensation Committee. The Company does not have a nominating committee. The Audit Committee reviews the Company's financial statements and annual audit and meets with the Company's independent public accountants to review the
Company's internal controls and financial management practices. The current members of the Audit Committee are Messrs. Brown, Stull and Rucks. The Audit Committee met one time during 1999.

     The Compensation Committee recommends to the Board compensation for the Company's executive officers and other key employees, administers the Company's Stock Incentive Plan (the "Plan") and performs such similar functions as may be prescribed by the Board. The current members of the Compensation Committee are Messrs. Brown, Stull and Rucks. The Compensation Committee met one time during 1999.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid an attendance fee of $2,000 for each Board meeting attended and $500 for each committee meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings. All directors have foregone their attendance fees for Board and committee meetings since September 1999.

     Each person who becomes a non-employee director is granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date such person becomes a director.

     Additionally, in each year during which the Plan is in effect and a sufficient number of shares of Common Stock are available thereunder, each person who is a non-employee director on the day following the annual meeting of the Company's shareholders will be granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on such date. All such options become fully exercisable on the first anniversary of their date of grant and expire on the tenth anniversary thereof, unless the non-employee director ceases to be a director of the Company, in which case the exercise periods will be shortened.

                          PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of July 14, 2000, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executive Officers (as defined below in "Executive Compensation"), (ii) each director of the Company, (iii) all of the Company's directors and executive officers as a group and (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all as in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

                                                                PERCENTAGE  OF
                                          NUMBER OF SHARES    OUTSTANDING COMMON
NAME OF BENEFICIAL OWNER                 BENEFICIALLY OWNED          STOCK
------------------------                 ------------------   ------------------
Steven T. Stull ........................   10,532,995(1)             58.9%
Advantage Capital Entities .............   10,517,995(2)(3)          58.8%
Wellington Management Company, LLP .....    1,190,000(4)              7.4%
Allen R. Woodard .......................    1,480,463(5)              9.1%
David A. Jeansonne .....................      957,722                 6.0%
Robert H. Chaney .......................      859,500(6)              5.4%
William W. Rucks, IV ...................       15,000(7)               *
Crichton W. Brown ......................       15,000(7)               *
Robert F. Nash .........................        8,360(7)               *
John H. Untereker ......................       62,970(7)               *
All directors and executive officers
    as a group (8 persons) .............   13,072,510(8)             71.4%

------------------------
 *  Less than one percent.

(1) Includes 8,647,162 shares held by the Advantage Capital Entities referred to in notes (2) and (3). Mr. Stull is the majority shareholder of each of the general partners referred to in note (2). Also includes 1,885,833 shares issuable upon the exercise of options and warrants currently exercisable or exercisable within sixty days, of which 1,870,833 are held by the Advantage Capital Entities referred to in note
    (2).

(2) The address of the Advantage Capital Entities is 909 Poydras Street, Suite 2230, New Orleans, Louisiana 70112. Of these shares, 293,983 are held by Advantage Capital Partners Limited Partnership and 993,831 are held by Advantage Capital Partners II Limited Partnership, of which Advantage Capital Corporation is the general partner; 1,616,060 are held by Advantage Capital Partners III Limited Partnership, of which Advantage Capital Management Corporation is the general partner; 3,025,697 are held by Advantage Capital Partners IV Limited
    Partnership, of which Advantage Capital Financial Company, L.L.C. is the general partner; 1,857,591 are held by Advantage Capital Partners V Limited Partnership, of which Advantage Capital Advisors, L.L.C. is the general partner; and 1,870,833 are issuable upon the exercise of warrants exercisable within sixty days. Of such warrants, 16,000 are held by Advantage Capital Partners V Limited Partnership; 1,106,831 are held by Advantage Capital Partners VI Limited Partnership, of which Advantage Capital NOLA VI, L.L.C. is the general partner; 607,737 are held by Advantage Capital Partnership
    VII  Limited  Partnership, of  which  Advantage Capital NOLA VII, L.L.C.

    is the general partner; 138,390 are held by Advantage Capital Partners VIII Limited Partnership, of which Advantage Capital NOLA VIII, L.L.C. is the general partner; and 1,875 are held by Advantage Capital Technology Fund, L.L.C., of which Advantage Capital Technology Advisors, L.L.C. is the managing member.

(3) Includes 860,000 shares of Common Stock that may be issued upon conversion of 2,150 shares of the Company's Series A 8% Convertible Preferred Stock, 1,850 shares of which was issued to Advantage Capital Partners VI Limited Partnership in April 2000 and 300 shares of which was issued to Advantage Capital Partners VI Limited Partnership in May 2000. See "Certain Relationships and Related Transactions."

(4) Based on information set forth in a Schedule 13G filed by Wellington Management Company, LLP ("WMC") on February 21, 2000, WMC reported shared power to vote or to direct the vote of 710,000 shares and the shared power to dispose or direct the disposition of 1,190,000 shares as a result of WMC acting as investment advisor to its own clients. The address of WMC is 75 State Street, Boston, Massachusetts 02109.

(5) Includes  313,360  shares  issuable  upon  the  exercise  of   currently
    exercisable options or options exercisable within sixty days and 105,750 shares held by Mr. Woodard's children.

(6) Based on information set forth in a Schedule 13G filed by R. Chaney & Partners IV L.P., ("Fund IV"), R. Chaney & Partners III L.P. ("Fund III"), R. Chaney Investments, Inc. ("Investments"), R. Chaney & Partners, Inc. ("Partners") and Mr. Robert H. Chaney on February 8, 1999. Investments is the sole general partner of Fund IV, Partners is the sole general partner of Fund III, and Mr. Chaney is the sole shareholder of Investments and Partners. Fund IV, Investments and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 237,500 shares. Fund III, Partners and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or direct the disposition of, 622,000 shares. The address of Mr. Chaney and each of these entities is 909 Fannin Street, Suite 1275, Two Houston Center, Houston, Texas 77010.

(7) Represents shares issuable upon the exercise of options currently exercisable or exercisable within sixty days.

(8) Includes  2,305,523  shares  issuable   upon  the  exercise  of  options
    currently exercisable or exercisable within sixty days.

                             --------------------

                           EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

     The following table sets forth all cash compensation and options granted for the three years ended December 31, 1999, to the Company's Chief Executive Officer and each of its three other most highly compensated executive officers (collectively, the "Named Executive Officers"). No other executive officer of the Company was paid over $100,000 by the Company during 1999.


                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION               AWARDS
                                        ------------------------------------   -------------
                                                                     OTHER     NO. OF SHARES
                                                                     ANNUAL      UNDERLYING
                                                                    COMPEN-     OPTIONS/SARs       ALL OTHER
    NAME AND PRINCIPAL POSITION          YEAR    SALARY    BONUS   SATION (1)     GRANTED       COMPENSATION(3)
------------------------------------    ------  --------  -------  ----------  -------------  -----------------
John H. Untereker(4) ..................  1999   $156,250  $61,875     ---          66,720        $ 9,711
    President and Chief                  1998     67,500    ---       ---          55,000           ---
    Executive Officer

Robert F. Nash(5) .....................  1999   $111,539  $41,346     ---         166,720        $ 6,136
    Former President and Chief           1998     75,000    ---       ---          15,000           ---
    Executive Officer

David A. Jeansonne(6) .................  1999   $121,875    ---       ---           ---             ---
    Chairman of the Board,               1998    143,750    ---       ---           ---             ---
    Former President and Chief           1997    130,208  $50,000     ---           ---             ---
    Executive Officer

Allen R. Woodward .....................  1999   $108,254    ---       ---          28,360        $ 3,980
    Vice President Marketing             1998    100,000    ---       ---           ---             ---
    and Business Development             1997    104,167    ---       ---         300,000           ---

---------------------

(1) Perquisites and other personal benefits paid to each Named Executive Officer in any of the years presented did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus for that year.

(2)  See the following tables for additional information.

(3) Consists of the Company's matching contributions to the 401(k) plan and premiums on life and health insurance.

(4) Mr. Untereker has served as the Company's President and Chief Executive Officer since July 16, 1999. Previously, from August 1998 until July 6, 1999, Mr. Untereker served as Executive Vice President and Chief Financial Officer of the Company.

(5) Mr. Nash served as the Company's President and Chief Executive Officer from March 4, 1999 until July 16, 1999.

(6) Mr. Jeansonne served as the Company's Chief Executive Officer until March 1, 1999 and also served as the Company's President from January 1, 1999 until March 1, 1999.

1999 STOCK OPTION AND STOCK APPRECIATION RIGHT GRANTS

     The following table contains certain information concerning stock options and SARs granted to the Named Executive Officers during 1999.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                              ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION FOR
                                                                               OPTION/SAR TERM(1)
                                        % OF TOTAL                             -----------------
                        NO. OF SHARES  OPTIONS/SARs
                         UNDERLYING    GRANTED  TO
                        OPTIONS/SARs    EMPLOYEES   EXERCISE  OR  EXPIRATION
      NAME                 GRANTED       IN 1999     BASE PRICE      DATE         5%        10%
----------------------  -------------   ----------- ------------  ---------- ----------- ----------
John H. Untereker ......   16,720           2.3%       $5.00       2/08/09     $52,576    $133,237
                           25,000           3.4%        4.00       3/11/09      62,889     159,374
                           25,000           3.4%        1.50       12/15/09     23,584      59,765

Robert F. Nash .........   16,720           2.3%        5.00       2/05/01      52,576     133,237
                          150,000          20.5%        4.00       2/05/01     377,337     956,245

David A. Jeansonne .....    ---             ---         ---          ---

Allen R. Woodard .......    8,360           1.1%        5.00       2/08/09       26,288    66,618
                           10,000           1.4%        3.00      12/15/09       18,867    47,812
                           10,000           1.4%        1.50      12/15/09        9,433    23,906

-------------------------
(1) Amounts reflect assumed rates of appreciation required by Securities and Exchange Commission (the "Commission") executive compensation disclosure rules. Actual gains, if any, on SARs depend on future performance of the Common Stock and overall market conditions.

                              -----------------------

STOCK OPTION HOLDINGS

     The following table sets forth information, as of December 31, 1999, with respect to stock options and SARs held by the Named Executive Officers. None of the Named Executive Officers exercised any options to purchase Common Stock or SARs in 1999.

                   AGGREGATE OPTION/SAR VALUES AT YEAR END

                                           NUMBER OF SECURITIES
                                                UNDERLYING                    VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS/SARs AT        IN-THE-MONEY OPTIONS/SARs AT
                                                 YEAR END                          YEAR END(1)
                                      ------------------------------     ------------------------------
                                       EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
                                      -------------  ---------------     -------------  ---------------
John H. Untereker ....................   22,110           99,610              -0-             -0-
Robert F. Nash .......................    8,360             ---               -0-             -0-
David A. Jeansonne ...................     ---            24,180              -0-             -0-
Allen R. Woodard .....................  304,180           30,000              -0-             -0-


----------------------------

(1) The closing sale price of the Common Stock on December 31, 1999 was $1.13 per share, as reported by the Nasdaq National Market.
                             --------------------

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company had employment agreements with all the Named Executive Officers during fiscal year 1999. All such contracts contain or contained, as the case may be, agreements of each of the Named Executive Officers to refrain from using or disclosing proprietary information of the Company, as defined therein, and to refrain from competing with the Company in specified geographic areas during such officer's employment and for two years thereafter with respect to Mr. Jeansonne and Mr. Untereker, and for five years thereafter with respect to Mr. Woodard.

     The term of Mr. Jeansonne's employment agreement is from July 1, 1997 to June 30, 2003. The agreement provides that Mr. Jeansonne will serve as Chairman of the Board of the Company during such term at a base salary of $75,000 per year, and that Mr. Jeansonne's employment may be terminated at any time by the Company for cause or for breach of the agreement by Mr. Jeansonne.

     John H. Untereker, who became the Company's President and Chief Executive Officer as of July 16, 1999, has an employment agreement with the Company, the term of which is from August 4, 1998 through August 4, 2001. The agreement provides that Mr. Untereker will serve at a base salary of $150,000 per year with a guaranteed bonus of $75,000 per year. Mr. Untereker's agreement may be terminated at any time by the Company for cause or breach of the agreement by Mr. Untereker. In the event of a change of control, Mr. Untereker's employment term will be automatically extended to expire on the third anniversary of such change of control.

     The term of Mr. Woodard's employment agreement was from July 19, 1996 to July 19, 2000. The agreement provided that he would serve as Vice President
- Marketing & Business Development, Secretary and a director of the Company and would perform such other duties as may be assigned to him by the Board. The agreement also provided for a base salary of $50,000 per year throughout the term of the agreement. This agreement was not renewed at its term, but Mr. Woodard continues to serve in the same position and compensation level.

     Robert F. Nash resigned as the Company's President and Chief Executive Officer as of July 16, 1999 and his employment agreement was terminated at that time, and he resigned as a director of the Company in May 2000. Pursuant to his employment agreement, Mr. Nash was paid a base salary of $225,000 per year with a guaranteed bonus of $75,000 per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee served as an officer or employee of the Company or any of our subsidiaries prior to or while serving on the Compensation Committee. In 1999, none of our executive officers served as a director or member of the compensation committee of another entity, any of whose executive officers served on our Board or on our Compensation Committee.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee was established in connection with the Company's initial public offering in December 1997. The Committee is authorized to review and analyze the compensation of the Company's executive officers, review and provide general guidance as to compensation of the Company's other managers, evaluate the performance of the Company's executive officers and administer the Plan. The current members of the Committee are Messrs. Stull, Brown and Rucks. None of the members of the Committee is an officer or employee of the Company.

     The Company's executive compensation is comprised primarily of (i) salaries and (ii) long-term incentive compensation in the form of stock options granted under the Plan.

     The   Company  entered   into   employment   agreements   with  certain
of  its   executive   officers   and  certain   other   officers   and   key
employees   prior   to    its   initial   public   offering  and   formation
of   the   Compensation   Committee.    The   terms   of   such   agreements
were the results of arms-length negotiations between each such person and the Advantage Capital Entities, as the principal investor in the Company, and in general, established the base salary for each such person during the term of the agreement. Since its initial public offering, the Company has entered into employment agreements with additional executive officers with the approval of the Compensation Committee. Further information regarding the employment agreements of the Named Executive Officers and these additional executive officers is set forth under "Executive Employment Agreements," above. Salaries of such persons were determined based in part on compensation levels necessary to obtain officers of the Company and over-all competitive and market conditions.

     The Company also provides long-term incentives to executive officers in the form of stock options granted under the Plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the Company's common stock and to align the executive officers' financial interests with that of the Company's shareholders. The size of awards is based upon the position of each participating officer and a subjective assessment of each participant's individual performance.

     Historically, the Company and its predecessors have paid year end cash bonuses to Company officers and employees. In order to conserve working capital and to link the compensation of a broad base of the Company's employees to shareholder returns, the Committee determined to pay year-end 1999 bonuses to employees through the grant of stock options. In December 1999, the Committee granted 45,000 options to three officers in payment of this bonus. The Committee also granted 125,500 options to 293 non-officer employees pursuant to the Company's 1999 Stock Option Plan, which was adopted by the Board in January 1999 specifically for purposes of paying stock option bonuses. These options have an exercise price of $1.50 and become exercisable as to one-half of the shares underlying the options on January 31, 2000 and as to the other one-half on January 31, 2001.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Generally, compensation granted by privately-held companies and qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. No executive officer of the Company reached the deductibility limitation for 1999. The Compensation Committee believes that the stock options granted to executive officers, as discussed above, qualify for the exclusions from the deduction limitation under Section 162(m). The Compensation Committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                         THE COMPENSATION COMMITTEE


     STEVEN T. STULL          CRICHTON W. BROWN      WILLIAM W. RUCKS IV

                              PERFORMANCE GRAPH

     The graph below compares the total shareholder return on the Common Stock since the Company's initial public offering on December 5, 1997 until December 31, 1999 with the total return on the S&P 500 Index and the Company's Peer Group Index for the same period, in each case assuming the investment of $100 on December 5, 1997 at the initial public offering price ($11.00 per share). The Company's Peer Group Index consists of Dawson Geophysical Co. (NASDAQ:DWSN), Compagnie Generale de Geophysique (NYSE:GGY), Veritas DGC, Inc. (NYSE:VTS) and the Company.


                             [Performance Graph]


                                                                  TOTAL RETURN
                                                                ----------------
                                    DECEMBER 5, 1997  DECEMBER 31, 1997  DECEMBER 31, 1998  DECEMBER 31, 1999
                                    ----------------  -----------------  -----------------  -----------------
OMNI                                      100                107                 39                10
Peer Group Index                          100                 98                 34                32
S&P 500                                   100                 99                127               154

                            ---------------------

                           CERTAIN TRANSACTIONS

     The business of the Company was founded in 1987 by Mr. Jeansonne. In July 1996, the successor to this business, OMNI Geophysical Corporation ("OGC"), of which Mr. Jeansonne is a director, executive officer and principal shareholder, sold substantially all of its assets, other than the land and building on which the Company's headquarters were then located, to OMNI Geophysical, L.L.C., the Company's predecessor ("OMNI Geophysical"). At the time of this transaction, Mr. Jeansonne also retained certain assets used primarily to entertain clients of the business. Since that time, OMNI Geophysical and the Company have leased the former headquarters building from OGC under an agreement that also contained an option to purchase. OMNI Geophysical and the Company have also used the assets retained by Mr. Jeansonne, and in return have borne substantially all of the direct costs of entertainment at these facilities.

     In November 1998, the Company exercised its option to purchase the former headquarters building for $500,000. As of December 31, 1998, Mr. Jeansonne owed the Company approximately $52,000 for advances by the Company related to entertainment at the facilities retained by Mr. Jeansonne that the Company has determined are not directly related to its clients. In November 1998, the Company also purchased these assets from Mr. Jeansonne for $400,000. In an effort to conserve working capital, the Company and Mr. Jeansonne have agreed to defer payment of the purchase prices for both the former headquarters building and Mr. Jeansonne's assets. The Company paid $99,000 of OGC debt in 1999 and $40,143 for expenses relating to clients of the Company.

     In December 1997, OGC advanced to the Company approximately $100,000 for use in compensating employees. This advance was expensed in 1998, but in order to conserve working capital, the Company and Mr. Jeansonne have agreed to defer reimbursement of OGC. The Company anticipates that this advance will be repaid or offset to OGC in 2000.

     In February and June 1999, the Company privately placed a total of $3.0 million in subordinated debentures with the Advantage Capital Entities. The notes bear interest at 12% per annum and mature on March 1, 2004. In connection with these debentures, the Company issued warrants to the Advantage Capital Entities to purchase up to 960,000 shares of the Company's Common Stock at an exercise price of $5.00 per share. The warrants vest in one-fourth increments in the year issued and on March 1 of each year thereafter until 2002, unless the debentures are paid in full, in which case, those warrants that have not become exercisable will become void. All warrants that become exercisable will expire on March 1, 2004.

     In July and September 1999, the Company collectively issued an additional $2.0 million in subordinated debentures to the Advantage Capital Entities. The notes bear interest at 12% per annum, with $1.0 million maturing on March 1, 2004 and $1.0 million maturing on March 1, 2005. In connection with these debentures, the Company issued warrants to the
Advantage  Capital  Entities  to  purchase  up to  640,000  shares  of  the
Company's Common Stock at an exercise price of $5.00 per share. The warrants vest in one-fourth increments in the year issued and on March 1 of each year thereafter until 2002, unless the debentures are paid in full, in which case, those warrants that have not become exercisable will become void. All warrants that become exercisable will expire on March 1, 2004.

     In October 1999, the Company issued $2.5 million in subordinated debentures to the Advantage Capital Entities. The notes bear interest at 12.5% per annum until December 31, 1999, at which time the rate will increase by 0.5% per month, not to exceed 20% per annum. The notes mature on March 1, 2005, with interest payable March 1 of each year. In connection with these debentures, the Company issued warrants to the Advantage Capital Entities to purchase up to 300,000 and 37,500 shares of the Company's Common Stock at an exercise price of $3.00 and $2.00, respectively. These warrants vest immediately and expire on March 1, 2005.

     In December 1999, February 2000 and April 2000, the Company received from the Advantage Capital Entities $1,000,000, $500,000, and $350,000, respectively, related to preferred stock subscription agreements for an aggregate of 1,850 shares of preferred stock that was issued on
April 26, 2000. An additional 300 shares of preferred stock was issued to the Advantage Capital Entities on May 3, 2000 for $300,000. The preferred stock has an 8% cumulative dividend rate, is convertible into common stock with an initial conversion rate of $2.50, is redeemable at the option of the Company at par plus unpaid dividends, contains liquidation preferences and contains voting rights only with respect to matters that would reduce the ranking of the stock compared to other classes of stock. The funds were used for debt service and to fund operations.

     In May 2000, June 2000 and July 2000, the Company issued an additional $400,000, $600,000 and $250,000, respectively, in subordinated debentures to the Advantage Capital Entities. The notes bear interest at 12.5% per annum until June 30, 2000, June 30, 2000 and July 31, 2000, respectively, at which time the rate will increase by 0.5% per month, not to exceed 20% per annum. The notes mature on June 1, 2005, July 1, 2005 and August 1, 2005, respectively, with interest payable July 1 of each year. In connection with the June 2000 and July 2000 debentures, the Company issued warrants to the Advantage Capital Entities to purchase up to 400,000 and 333,333 shares of the Company's Common Stock at an exercise price of $1.50 and $.75, respectively. These warrants vest immediately and expire on July 1, 2005 and August 1, 2005, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Commission reports of ownership and changes in ownership of equity securities of the Company. During 1999, a report covering a sale of Common Stock by Mr. Thomas and four reports by the Advantage Capital Entities and Mr. Stull covering the acquisition of warrants to purchase Common Stock were inadvertently filed late. In addition, four reports by Mr. Woodard covering four sales of Common Stock and three grants of stock options in 1999 were inadvertently filed late, and one report by Mr. Untereker reporting four grants of stock options in 1999 was inadvertently filed late.


                       RELATIONSHIP WITH INDEPENDENT
                            PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1999 were audited by the firm of Arthur Andersen LLP. Under the resolution appointing Arthur Andersen LLP to audit the Company's financial statements, such firm will remain as the Company's auditors until replaced by the Board. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.


                               OTHER MATTERS

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote. The affirmative vote of a majority of the votes cast at the Meeting is generally required to approve other proposals that may properly be brought before the Meeting. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on a proposal, then shares not voted on such proposal as a result will be counted as not present and not cast with respect to such proposal.

     All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

SHAREHOLDER PROPOSALS

     Eligible shareholders who desire to present a proposal for inclusion in the proxy materials relating to the Company's 2001 annual meeting of shareholders pursuant to regulations of the Commission must forward such proposals to the Secretary of the Company at the address listed on the first page of this Proxy Statement in time to arrive at the Company prior to April 13, 2001.

                            By Order of the Board of Directors


                                     /s/ Allen R. Woodard

                                     Allen R. Woodard
                                         SECRETARY

Carencro, Louisiana
August 10, 2000